INTELLECTUAL PROPERTY LICENSE
AND
ASSET PURCHASE AGREEMENT

This Intellectual Property License and Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 22nd day of November 2010 (the “Effective Date”), by and among Fresh Start Private, Inc., a Nevada corporation (“Fresh Start Private”), Neil Muller (“Muller”), and Fresh Start Private Management Inc. (“Licensee”).  For the purposes of this Agreement, Fresh Start Private and Muller shall collectively be referred to as (“Licensor”).

WHEREAS, Fresh Start Private has licensed from Muller the exclusive right to use the trademark and service mark “Fresh Start Private” in connection with the alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation business and industry (the “Trademark”) in the United States of America and its territories;

WHEREAS, for the purposes of this Agreement, “Intellectual Property” shall mean, with reference to any person, any and all technology, Muller’s entire written grogram regarding alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation, technical information, and rights therein owned or licensed from a third party by such person, including, without limitation, technical data, inventions, concepts, processes, formulae, algorithms, know-how, system, apparatuses, software, designs, design elements, product features, product specifications, works of authorship, drawings, and any other technical subject matter related thereto, including all Patent Rights (as defined in the following recital), copyrights, trade secrets, masks and mask works, industrial designs, domain names, secure socket layers and other intellectual property rights therein protected under the laws of any country or the world (whether or not the rights therein are currently perfected), as it relates to the business operated under (i) the Trademark and (ii) the alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation treatment and program conceived and/or business operated by Muller and/or Fresh Start Private.

WHEREAS, for the purposes of this Agreement, “Patent Rights” shall mean (a) all patent applications heretofore or hereafter filed or having legal force, in any country; (b) all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisions, continuations, continuations-in-part, reissuances, renewals, extensions or additions to any such patent applications and patents; all to the extent and only to the extent that the person holding such patent applications, patents, divisions, continuations, continuations-in-part, resissuances, renewals, extensions or additions now has or hereafter will have the right to grant licenses, immunities or other rights thereunder, as the foregoing relates to the business operated under (i) the Trademark and (ii) the alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation treatment and program conceived and/or business operated by Muller and/or Fresh Start Private.

WHEREAS, Fresh Start Private owns and operates alcohol treatment and rehabilitation centers and related businesses in the US which use and otherwise have a license to the Trademark and Intellectual Property (the “Alcohol Treatment and Rehabilitation Centers”); and

WHEREAS, Licensor desires to grant Licensee, and Licensee desires to obtain, subject to the terms and conditions below, a license to use the Trademark and Intellectual Property in connection with the alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation business and industry, on an exclusive basis within United States of America and its territories (the “Territory”).

 NOW, THEREFORE, in consideration of the premises, Licensor and Licensee hereby agree as follows:

1. License.

1.1 Grant of License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, for the Term (as defined in Section 2.1 below), an exclusive right to use the Trademark and the Intellectual Property in the Territory for (i) the operation of the Alcohol Treatment and Rehabilitation Centers and (ii) otherwise for the alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation business and industry.  Licensee shall not use the Trademark and Intellectual Property, except as expressly stated in this Agreement.  All rights in and to the Trademark and the Intellectual Property not specifically granted to Licensee by this Agreement are reserved to Licensor for Licensor’s own use and benefit.  Licensee shall utilize the Trademark and Intellectual Property solely with respect to (i) the operation of the Alcohol Treatment and Rehabilitation Centers and (ii) otherwise for the alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation business and industry.  The Trademark and the Intellectual Property include the use the same for other products related to (i) the operation of the Alcohol Treatment and Rehabilitation Centers and (ii) the alcohol addiction, alcohol withdrawal, alcohol abuse treatment and alcohol detox rehabilitation business and industry.  This Agreement does not convey any ownership rights in the Trademark to the Licensee.  Any license hereunder by Fresh Start Private necessarily include any sub-license to Licensee, to the extent one is required.

1.2 Sublicenses.  Licensee shall have the right to license and sublicense any of the Trademark, Intellectual Property or all or any part of this Agreement or all or any of its rights or obligations under this Agreement.

1.3 Limitation of Territory.  Licensee understands and acknowledges that the license granted under this Agreement is limited to the Territory.

1.4 No Rights After Term.  Licensee understands and acknowledges that no rights whatsoever shall extend to Licensee beyond the expiration of the term of this Agreement, as extended, and that Licensee shall not be entitled to any payment of any nature on the expiration or termination of this Agreement for whatever reason.

1.5 No Limitations on Licensor.  Except as expressly stated in Section 1 hereof, nothing contained in this Agreement shall in any way restrict, impair, limit, or affect Licensor’s rights to use, or license third parties to use, the Trademark, outside the Territory, whether on or in connection with the Trademark or otherwise.

2. Term and Option to Extend.

2.1 Term.  The term of this Agreement (the “Term”), and the license granted hereby, shall commence on the Effective Date and shall expire on the ninety-ninth (99th) anniversary of the Effective Date, subject to extension as described below.

2.2 Automatic Extension.  Upon the expiration of the Term or any Extended Term (as hereafter defined), this Agreement shall automatically extend for additional terms of five (5) years each (each, an “Extended Term”) unless Licensor gives written notice to Licensor at least ninety (90) days prior to the expiration date thereof of its intention to terminate this Agreement upon the expiration of the then-current Term.  The term “Term” shall collectively mean the Term and the Extended Term, unless the context otherwise specifies.

3. Intellectual Property Ownership Rights.

3.1 Ownership of the Trademark and the Intellectual Property.  Licensee acknowledges, understands and agrees that each of Fresh Start Private and/or Muller, as the case may be, have sole and exclusive ownership of all right, title, and interest in and to the Trademark and the Intellectual Property and any copyrights related to the Trademark and the Intellectual Property, and all registrations and applications therefor.  Licensee further acknowledges, represents, and warrants that it has not acquired, and shall not acquire, whether by operation of law, this Agreement, or otherwise, any right, title, interest, or other ownership in or to the Trademark or the Intellectual Property.  Should any such right, title, interest, or other ownership become vested in Licensee by operation of law, this Agreement, or otherwise, Licensee agrees to assign, and hereby assigns, all such right, title, interest, and other ownership to Fresh Start Private and/or Muller, as the case may appropriately be, free of additional consideration.  Licensee shall provide and execute all documents necessary to effectuate and record such assignments to Fresh Start Private’s and/or Muller’s, expense, as the case may appropriately be.  Licensee recognizes the value of the goodwill associated with the Trademark and acknowledges that all rights therein belong exclusively to Licensor and further acknowledges that the Trademark and the Intellectual Property has acquired secondary meaning in the mind of the public.  Except as provided herein, all use of the Trademark and all goodwill and benefit arising from such use shall inure to the sole and exclusive benefit of Fresh Start Private and/or Muller, as the case may appropriately be.  All rights in and to the Trademark other than those specifically granted in this Agreement are reserved by Fresh Start Private and/or Muller, as the case may appropriately be, for each of their own use and benefit.

Neither Licensor nor Licensee shall, during the Term or thereafter, do anything which would in any way damage, injure, or impair the validity and subsistence of the Trademark or the Intellectual Property, (nor shall Licensor or Licensee attack, dispute, or challenge, nor aid others to do so) Licensor’s or Licensor’s right, title, and interest in and to the Trademark and the Intellectual Property, or the validity of this Agreement.

3.2 Registrations and Licensing Formalities.  Licensee shall promptly cooperate with Licensor if Licensor requests the execution, filing and prosecution of any Trademark or copyright applications that Licensor may desire to file, and for that purpose Licensee shall supply to Licensor from time to time, at Licensor’s expense, such samples, packaging, containers, labels, tags, and similar materials as may be reasonably required.

3.3 No Use After Expiration or Termination.  Upon expiration of this Agreement, Licensee shall immediately cease all use of the Trademark and Intellectual Property owned by Licensor, and shall at Licensor’s request take all steps and actions as may be necessary to reflect or confirm the expiration, termination, and/or surrender of Licensee’s rights to use same.

3.4 Infringements.  Licensee shall inform Licensor forthwith if Licensee learns of any goods or activities which infringe the Licensed Products, or learns of any other infringement of the Trademark or the Intellectual Property or of other intellectual property rights now or hereafter owned by Licensor.  Licensee shall provide information, cooperation, and assistance to Licensor concerning such infringements, including without limitation, in any further investigation and/or legal action.  Upon learning of such infringements, Licensor shall have the right, but not the obligation, at its sole discretion and expense, to take such action as Licensor considers necessary or appropriate to enforce Licensor’s rights, including without limitation legal action to suppress or eliminate the infringements, and/or to settle any such dispute and/or action.  Upon Licensor’s request, Licensee shall join and participate in any proceeding against counterfeiters and/or infringers in the Territory; provided that Licensor shall have the right to terminate this Agreement and not so to join or participate.  If Licensor joins in such proceeding or is named as a defendant in a legal proceeding involving the Trademark or the Intellectual Property, Licensor shall have the right to interplead all royalties due hereunder pending the resolution of such proceedings.  Licensor shall bear all reasonable costs and expenses (including reasonable attorneys’ fees) of Licensee’s participation in such proceedings.  Licensor shall also be entitled to seek and recover all costs, expenses, and damages resulting from such infringements, including without limitation sums which might otherwise be due Licensee by operation of law or otherwise, and Licensor and Licensee shall share equitably in any amounts recovered by Licensor.  Licensee shall have no authority to enforce the rights of Licensor, but Licensee shall have the reasonable right to demand or control action by Licensor to enforce such rights.

4. Consideration for License.  As consideration for the license granted hereunder, Licensee shall issue to Fresh Start Private sixteen million (16,000,000) shares (the “Stock”) of common stock of Licensee.

5. Representations and Warranties.

5.1 Licensor.  Licensor represents and warrants that:

5.1.1 Licensor holds good title to and is able to license all of Licensor’s rights to the Trademark and the Intellectual Property in the Territory for purposes of this Agreement.

5.1.2 Licensor’s entering into and performing this Agreement will not conflict with or violate any agreements or obligations Licensor may have with any other person or entity.

5.1.3 The use of the Trademark and the Intellectual Property pursuant to this Agreement, shall not infringe the patents, industrial design rights, copyrights, Trademark rights, or other intellectual property rights of others.

5.1.4 Licensor owns the Alcohol Treatment and Rehabilitation Centers and is engaged in an active trade or business.

5.1.5  Each of the Trademark and the Intellectual Property are not subject to any security interest, lien, mortgage or any other kind of encumbrance.

5.2 Licensee. Licensee represents and warrants that:

5.2.1 Licensee’s entering into and performing this Agreement will not conflict with or violate any agreements or obligations Licensee may have with any other person or entity.

5.3 Licensor Covenants. During the Term of this Agreement, Licensor shall own and operate the Alcohol Treatment and Rehabilitation Centers and maintain the Alcohol Treatment and Rehabilitation Centers as it is currently operated and maintained by Licensor.

6. Indemnity.

           Licensor shall indemnify and hold Licensee harmless from and against any claim, suit, loss, damage, or expense (including without limitation reasonable attorneys’ fees) arising out of or relating to any breach of Licensor’s representations and warranties.    Licensee shall indemnify and hold Licensor harmless from and against any claim, suit, loss, damage, or expense (including without limitation reasonable attorneys’ fees) arising out of or relating to any breach of Licensee’s representations and warranties.  Either Licensor or Licensee, as the case may be, shall provide the other party notice of any claim or suit for which the other party may be liable in indemnity within ten (10) business days after learning of same.  The indemnifying party, at its expense, shall have the right to enter and defend against any such claim or suit using counsel of the indemnifying party’s choice.  The indemnified party shall have the right, at its own expense, to participate in such claim or suit using the indemnified party’s own counsel.

7. Asset Purchase.

7.1 Definition. For the purposes of this Agreement, “Assets” shall mean those assets that are related to the Trademark and the Intellectual Property that are or were used or created by Licensor in its conduct of business, including all assets, rights, interests, and properties of Licensor of whatever nature, tangible or intangible, real or personal, fixed or contingent, except for the Trademark and the Intellectual Property.  Assets shall include, but shall not be limited to, the following types of assets:

(a) equipment (including transportation equipment), tools, vehicles, machinery, furniture, furnishings, other tangible personal property, signage, leasehold improvements, and fixtures;

(b) inventory of any kind, character, nature or description, wherever located and in transit, including all supplies, goods in process, finished goods, packaging materials and merchandise;

(c) accounts receivable, retainage receivables, rights to collect for unbilled services, employee receivables, notes, instruments, other accounts, and similar items;

(d) rights and interests of Licensor in, to, and under any contract;

(e) rights to and under leases, subleases and assignments relating to equipment;

(f) cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description;

(g) prepaid items and deposits and rights to rebates;

(h) rights under any governmental authorization;

(i) customer lists and advertising and promotional materials;

(j) rights, claims, causes of action, choses in action, rights of recovery, rights of set-off, counterclaims and rights of recoupment, including all rights under express or implied warranties relating to the Assets;

(k) files, records, data, and plans including customer and supplier lists, and employee and financial records;

(l) books, records and other documents, including fixed asset records, sales and advertising materials (including price lists), sales and purchase correspondence, technical and research data, books of account and records, ledgers, files, correspondence, creative materials, studies, reports and other items;

(m) property subject to capital leases; and

(n) Except as they relate to the Trademark and the Intellectual Property, all rights, claims, contracts, agreements, causes of action and properties, as of the Effective Date, of every kind, character, nature and description, whether tangible or intangible, choate or inchoate, corporeal or incorporeal, matured or not matured, known or unknown, contingent or fixed wherever located.

7.2 Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Licensor hereby sells, transfers, and assigns to Licensee all of Licensor’s right, title, and interest in and to the Assets free and clear of any security interest, lien, mortgage or any other kind of encumbrance, and Licensee hereby purchases and acquires the Assets from Fresh Start Private.

7.3 Purchase Price.   The purchase price for the Assets shall be Ten Dollars ($10.00), which $10.00 Licensor acknowledges as having received.

7.4 No Assumption of Liabilities.  Licensee does not and will not by acceptance hereof assume any liabilities or obligations whatsoever of Licensor.

8. Investment.

8.1  Knowledge of Investment and its Risks.  Fresh Start Private has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Fresh Start Private’s investment in the Stock.  Fresh Start Private understands that an investment in Licensee represents a high degree of risk and there is no assurance that Licensee’s business or operations will be successful.  Fresh Start Private has considered carefully the risks attendant to an investment in Licensee, and that, as a consequence of such risks, Fresh Start Private could lose Fresh Start Private’s entire investment in Licensee.

8.2  Investment Intent.  Fresh Start Private hereby represents and warrants that (i) it is acquiring the Stock for investment for Fresh Start Private’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Stock, and Fresh Start Private has no present intention of selling, granting any participation in or otherwise distributing any of the Stock within the meaning of the Securities Act and (ii) Fresh Start Private does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of the Stock.

8.3 Accredited Investor.  Fresh Start Private is an “Accredited Investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

8.3.1 Disclosure.  Fresh Start Private has reviewed information provided by Licensee in connection with the decision to purchase the Stock, including Licensee’s publicly-available filings with the Securities and Exchange Commission.  Licensee has provided Fresh Start Private with all the information that Fresh Start Private has requested in connection with the decision to purchase the Stock.  Fresh Start Private further represents that Fresh Start Private has had an opportunity to ask questions and receive answers from Licensee regarding the business, properties, prospects and financial condition of Licensee.  All such questions have been answered to the full satisfaction of Fresh Start Private.

8.4 No Registration.  Fresh Start Private understands that it must bear the economic risk of its investment in Licensee for an indefinite period of time.  Fresh Start Private further understands that (i) neither the offering nor the sale of the Stock has been registered under the Securities Act or any applicable State Acts or securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) the Stock must be held by Fresh Start Private indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an exemption from such registration requirements is available, (iii) Licensee is not hereby under an obligation to register any of the Stock on Fresh Start Private’s behalf or to assist Fresh Start Private in complying with any exemption from registration, and (iv) Licensee will rely upon the representations and warranties made by Fresh Start Private in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts or securities laws of other applicable jurisdictions.

8.5 Transfer Restrictions.  Fresh Start Private will not transfer any of the Stock unless such transfer is exempt from registration under the Securities Act and such State Acts and securities laws of other applicable jurisdictions, and, if requested by Licensee, Fresh Start Private has furnished an opinion of counsel satisfactory to Licensee that such transfer is so exempt.  Fresh Start Private understands and agrees that (i) the certificates evidencing the Stock will bear appropriate legends indicating such transfer restrictions placed upon the Stock, (ii) Licensee shall have no obligation to honor transfers of any of the Stock in violation of such transfer restrictions, and (iii) Licensee shall be entitled to instruct any transfer agent or agents for the securities of Licensee to refuse to honor such transfers.

9. General.

9.1 Entire Agreement.  This Agreement constitutes the entire agreement and contains a complete statement of all the arrangements between the parties with respect to its subject matter and supersedes all prior agreements, understandings, commitments, negotiations, and discussions, whether oral or written.

9.2 Amendment.  This Agreement may not be amended, altered, modified, or otherwise changed in any respect or particular whatsoever except in writing signed by both parties.

9.3 Waiver.  The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive or limit that party’s right thereafter to insist upon strict adherence to that provision in the particular instance or that provision or any other provision of this Agreement in any instance.  Any waiver shall be in writing signed by the party against whom the waiver is sought to be enforced.

9.4 No Assignment Without Consent.  This Agreement is personal to Licensee, and Licensee shall not assign or transfer any of its rights or delegate any of its obligations under this Agreement without Licensor’s consent, which shall not be unreasonably withheld.  Any attempted assignment, transfer, or delegation in violation of this provision or by virtue of the operation of law shall be void.   This Agreement is personal to Licensor, and Licensor shall not assign or transfer any of its rights or delegate any of his obligations under this Agreement without Licensee’s consent, which shall not be unreasonably withheld.  Any attempted assignment, transfer, or delegation in violation of this provision or by virtue of the operation of law shall be void.

9.5 Independent Contractors.  Licensor and Licensee have entered this Agreement as independent contractors only.  Nothing contained in this Agreement places or shall be construed to place the parties in the relationship of partners, joint ventures, agent/principal, or legal representation, and Licensee shall have no authority or power to obligate or bind Licensor in any manner.

9.6 Severability.  The provisions of this Agreement are severable.  If a court of competent jurisdiction should declare any provision of this Agreement void or otherwise unenforceable, the other provisions shall remain unchanged and in full force and effect.

9.7 Governing Law and Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of Washington without regard to choice of law principles. The parties hereto each consent to the exclusive jurisdiction of the courts of the state of Washington, county of King and to the federal courts located in the county of King, State of Washington.

9.8 Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally by messenger or courier, by facsimile, or if mailed by certified or overnight express mail, postage prepaid, return receipt requested (such mailed notice to be effective on the first date of attempted delivery), as follows:

Fresh Start Private:	Fresh Start Private, Inc.,
712 Miller Ave.
Las Vegas, Nevada 89030

Muller:	Neil Muller
712 Miller Ave.
Las Vegas, Nevada 89030

Licensee:	Fresh Start Private Management Inc.
375 N. Stephanie St., Ste. 1411
Henderson, Nevada 89014

9.9 Authorization and Ability to Execute.  The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto.  Each party has relied upon said representations in entering into this Agreement.

9.10 Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  The execution and delivery of counterparts of this Agreement, by facsimile, scanned e-mail attachment or by original manual signature, regardless of the means or any such variation in pagination or appearance shall be binding upon the parties executing this Agreement.

[signature page follows]

                   IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the Effective Date.

FRESH START PRIVATE, INC.:

By:	____________________________________
	Name:	Jorge Andrade
	Title:	President

 NEIL MULLER

By:	____________________________________
	Name:	Neil Muller

FRESH START PRIVATE MANAGEMENT, INC.:

By:	____________________________________
	Name:	Michael Cetrone
	Title:	President